Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Leslie Loyet	Tim Grace
Assistant Treasurer	General Information	Media Inquiries
(312) 658-5766	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, SEPTEMBER 28, 2006

STRATEGIC HOTELS & RESORTS TO ACQUIRE AT COMPLETION HOTEL
DEVELOPMENT SPACE ADJACENT TO FAIRMONT CHICAGO ASSET

Chicago, IL – September 28, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that it has signed an agreement to acquire at completion new hotel development space comprised of approximately 15 floors of the to-be-built Aqua Building for $82.4 million. The Company will purchase the space from Lakeshore East LLC, an affiliate of Magellan Development Group LLC. The Company will furnish and install hotel finishes upon Magellan’s completion of the space.

The Aqua Building is an 82-story mixed use residential building in the 28-acre Lakeshore East development across North Columbus Drive and adjacent to the Company’s Fairmont Chicago property. The hotel will consist of approximately 200 luxury suites averaging over 650 square feet each, a 20,000 square foot glazed ballroom with outdoor terrace space overlooking the award winning Lakeshore East Park, prefunction space, boardrooms and other general hotel support facilities. The building and hotel are expected to be completed by the end of 2009. The Company currently anticipates that the new hotel will be operated in conjunction with its existing Fairmont asset, to which it will be physically linked.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, commented, “We are proud to be a major player in the development of the Aqua Building. With its dramatic and innovative design, this property is destined to become a significant Chicago landmark. And with the addition of 200 luxury suites and approximately 30,000 square feet of unique meeting and prefunction space, the Aqua Building hotel development beautifully complements our Fairmont Hotel asset and builds overall portfolio value.”

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Strategic Hotels & Resorts

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About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 20 properties with an aggregate of 10,006 rooms. For further information, please visit the company's website at http://www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: satisfaction of all closing conditions; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; variation in foreign exchange rates; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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